EXHIBIT 10.2

GUARANTY AGREEMENT

made by

INTERNATIONAL BUSINESS MACHINES CORPORATION

in favor of

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent

Dated as of May 25, 2007

GUARANTY AGREEMENT, dated as of May 25, 2007 (as amended, modified or supplemented from time to time, this “Guaranty”), made by and among the undersigned guarantor,  INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation (the “Guarantor”), for the benefit of the Lenders (as defined below) and in favor of MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, IBM INTERNATIONAL GROUP B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as Documentation Agent and LEHMAN COMMERCIAL PAPER, INC., as Syndication Agent, have entered into a Term Loan Agreement, dated as of May 25, 2007 (as amended, modified or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans to the Borrower;

WHEREAS, Guarantor is the indirect parent of the Borrower;

WHEREAS, it is a condition precedent to the making of Loans to the Borrower under the Credit Agreement that Guarantor shall have executed and delivered to the Administrative Agent this Guaranty; and

WHEREAS, Guarantor desires to execute this Guaranty to satisfy the condition described in the preceding paragraph and to induce the Lenders to make Loans to the Borrower;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to Guarantor, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby makes the following representations and warranties to the Administrative Agent for the benefit of the Lenders and hereby covenants and agrees with the Administrative Agent for the benefit of the Lenders as follows:

SECTION 1.  DEFINITIONS

1.1.          Defined Terms.  As used in this Guaranty, the following terms shall have the following meanings:

“Act”:  as defined in Section 7.15.

“Administrative Agent”:  as defined in the first paragraph of this Guaranty.

“Attributable Debt”:  as of any date of determination, the present value (discounted semiannually at the Attributable Interest Rate) of the obligation of a lessee for rental payments pursuant to any Sale and Leaseback Transaction (reduced by the amount of the rental obligations of any sublessee of all or part of the same property) during the remaining term of such Sale and Leaseback Transaction (including any period for which the lease relating thereto has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rents (such as those based on sales).  In the case of any Sale and

Leaseback Transaction in which the lease is terminable by the lessee upon the payment of a penalty, such rental payments shall be considered for purposes of this definition to be the lesser of (a) the rental payments to be paid under such Sale and Leaseback Transaction until the first date (after the date of such determination) upon which it may be so terminated plus the then applicable penalty upon such termination and (b) the rental payments required to be paid during the remaining term of such Sale and Leaseback Transaction (assuming such termination provision is not exercised).

“Attributable Interest Rate”:  as of the date of its determination, the weighted average of the interest rates (or the effective rate in the case of original issue discount securities or discount securities) of (a) all Outstanding Securities (as such term is defined in the 1990 Indenture) of Guarantor under the 1990 Indenture and all securities of Guarantor issued and outstanding (as defined in the 1985 Indenture) under the 1985 Indenture to which Sections 6.05 and 6.06 of the 1985 Indenture apply (and whose application has not been waived), or (b) at any time when no securities of Guarantor referred to in clause (a) of this sentence are outstanding, all outstanding Loans and all other outstanding Funded Debt of Guarantor.

“Banking Day”:  in respect of any city, any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in that city.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the Recitals to this Guaranty.

“Borrower Obligations”:  any and all obligations of the Borrower for the payment of money under the Credit Agreement or in respect thereof, whether absolute or contingent.

“Closing Date”:  as defined in the Credit Agreement.

“Credit Agreement”:  as defined in the Recitals to this Guaranty.

“Capital Lease”:  with respect to any Person, any obligation of such Person to pay rent or other amounts under a lease with respect to any property (whether real, personal or mixed) acquired or leased by such Person that is required to be accounted for as a liability on a balance sheet of such Person in accordance with GAAP.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Consolidated Adjusted Cash Flow”:  for any period, earnings before income taxes of Guarantor and its consolidated Subsidiaries for such period, excluding gains or losses from the divestiture or sale of a business, plus, to the extent deducted in arriving at earnings before income taxes of Guarantor and its consolidated Subsidiaries for such period, the sum of (i) Consolidated Net Interest Expense, (ii) depreciation expense, (iii) amortization expense and (iv) restructuring charges minus the sum of (a) cash payments made during such period in respect of restructuring charges, (b) payments made during such period for plant, rental machines and other property excluding acquisitions of businesses (net of proceeds received during such period from dispositions of plant, rental machines and other property excluding divestitures or sales of businesses) and (c) investment in software for such period, all as determined on a consolidated basis in accordance with GAAP and, where applicable, determined by reference to the consolidated statement of earnings or (including in the case of clauses (b) and (c) above) statement of cash flows of Guarantor and its consolidated Subsidiaries.

“Consolidated Net Interest Expense”:  for any period, (a) total interest cost of Guarantor and the Subsidiaries for such period minus (b) interest income of Guarantor and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Interest Expense Ratio”:  for any period, the ratio of Consolidated Adjusted Cash Flow for such period to Consolidated Net Interest Expense for such period.

“Consolidated Net Tangible Assets”:  at any date, the total assets appearing on the consolidated statement of financial position of Guarantor and the Subsidiaries most recently delivered to the Administrative Agent pursuant to Section 3.5, 4.2(a) or 4.2(b), as the case may be, less (a) all current liabilities as shown on such statement and (b) intangible assets.  As used herein, “intangible assets” means the value (net of any applicable reserves) as shown on or reflected in such statement, of: (i) all trade names, trademarks, licenses, patents, copyrights and goodwill; (ii) organizational and development costs; (iii) deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized); and (iv) unamortized debt discount and expense, less unamortized premium; but in no event shall the term “intangible assets” include program products.

“Debt”:  with respect to any Person, without duplication, all indebtedness representing money borrowed which is created, assumed, incurred or guaranteed in any manner by such Person or for which such Person is otherwise responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds to or invest in, others).

“Default”:  any of the events specified in Section 6, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder, as from time to time in effect.

“Event of Default”:  any of the events specified in Section 6, provided that all requirements for the giving of notice and/or the lapse of time have been satisfied.

“Funded Debt”:  any Debt maturing by its terms more than one year from the date of the issuance thereof, including any Debt renewable or extendible at the option of the obligor to a date later than one year from the date of the original issuance thereof.

“GAAP”:  generally accepted accounting principles in the United States of America in effect from time to time.

“Guarantor”:  as defined in the first paragraph of this Guaranty.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness”:  with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services other than indebtedness to trade creditors and service providers incurred in the ordinary course of business, (b) obligations, contingent or otherwise, of such Person in connection with (i) letter of credit facilities or bankers’ acceptance facilities and (ii) interest rate swap agreements, interest rate cap agreements or similar arrangements used by a Person to fix or cap a floating rate of interest to a negotiated maximum rate or amount, or other similar facilities including currency swaps, (c) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person to pay rent or other amounts under a Capital Lease, (f) all indebtedness referred to in clause (a), (b), (c), (d) or (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, and (g) all Indebtedness of others guaranteed by such Person.  For purposes of this Guaranty, the amount of any Indebtedness referred to in clause (b)(ii) of the preceding sentence shall be the amounts, including any termination payments, required to be paid to a counterparty rather than any notional amount with regard to which payments may be calculated.  For purposes of this Guaranty, Indebtedness shall not include any indebtedness or other obligations issued by any Person (or by a trust or other entity established by such Person or any of its affiliates) which are primarily serviced by the cash flows of a discrete pool of receivables, leases or other financial assets which have been sold or transferred by Guarantor or any Subsidiary in securitization transactions which, in accordance with GAAP, are accounted for as sales for financial reporting purposes.  The definitions of Debt and Indebtedness in this Section 1.1 shall be independent in construction, interpretation and application.

“Lenders”:  as defined in the Recitals to this Guaranty.

“Lien”:  with respect to any asset, any mortgage, pledge, security interest, lien, charge or other encumbrance whatsoever.

“Loan”:  “Loans” under, and as defined in, the Credit Agreement.

“Margin Stock”:  as defined under Regulation U.

“Material Adverse Effect”:  a material adverse effect on (a) the financial condition of Guarantor and the Subsidiaries taken as a whole or (b) the validity or enforceability of this Guaranty or the rights or remedies of the Administrative Agent and the Lenders under this Guaranty.

“1985 Indenture”:  the Indenture, dated as of July 15, 1985, between Guarantor and The Bank of New York (successor to Morgan Guaranty Trust Company of New York), as Trustee.

“1990 Indenture”:  the Indenture, dated as of March 1, 1990, between Guarantor and The Bank of New York, as Trustee.

“Non-Excluded Taxes”: as defined in the Credit Agreement.

“Permitted Liens”:  (a)  pledges or deposits made to secure obligations of Guarantor or a Restricted Subsidiary under workmen’s compensation laws or similar legislation; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s, vendors’, repairmen’s or other like Liens incurred in the ordinary course of business; (c) governmental (Federal, state or municipal) Liens arising out of contracts for the purchase of products of Guarantor or a Restricted Subsidiary, and deposits or pledges to obtain the release of any of the foregoing Liens; (d) Liens created by or resulting from any litigation or legal proceeding that is currently being contested in good faith by appropriate proceedings; (e) leases made or existing on Principal Property entered into in the ordinary course of business by

Guarantor or a Restricted Subsidiary; (f) landlords’ Liens under leases of Principal Property to which Guarantor or a Restricted Subsidiary is a party; (g) zoning restrictions, easements, licenses or restrictions on the use of Principal Property or minor irregularities in the title thereto that in any such case do not interfere materially with the use of such Principal Property by Guarantor or any Restricted Subsidiary; (h) deposits in connection with bids, tenders or contracts (other than for the payment of money) to which Guarantor or any Restricted Subsidiary is a party; (i) deposits to secure public or statutory obligations of Guarantor or any Restricted Subsidiary; (j) deposits in connection with obtaining or maintaining self insurance or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters; (k) deposits of cash or obligations of the United States of America to secure surety, appeal or customs bonds to which Guarantor or any Restricted Subsidiary is a party; and (l) Liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings.

“Person”:  an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Principal Property”:  any land, land improvements, buildings and associated factory, laboratory and office equipment (excluding all products marketed by Guarantor or any Subsidiary) constituting a manufacturing facility, development facility, warehouse facility, service facility or office facility (including any portion thereof), which facility (a) is owned by or leased to Guarantor or any Restricted Subsidiary, (b) is located within the United States, and (c) has an acquisition cost plus capitalized improvements in excess of 0.15% of Consolidated Net Tangible Assets as of the date of such determination, other than (i) any such facility, or portion thereof, which has been financed by obligations issued by or on behalf of a state, a Territory or a possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia, the interest on which is, or at the time of issuance of such obligations was determined by counsel to be, excludable from the gross income of the holders thereof (other than a “substantial user” of such facility or a “related person” as those terms were used in Section 147 of the Code) pursuant to the provisions of Section 103 and related Sections of the Code (or any similar provisions hereafter enacted) as in effect at the time of issuance of such obligations, (ii) any such facility which the Board of Directors of Guarantor, or a duly authorized committee thereof, may by resolution declare is not of material importance to Guarantor and the Restricted Subsidiaries, taken as a whole (provided that Guarantor has delivered written notice of such declaration to the Administrative Agent), and (iii) any such facility, or portion thereof, owned or leased jointly or in common with one or more Persons other than Guarantor and any Subsidiary and in which the interest of Guarantor and all Subsidiaries does not exceed 50%.

“Regulation T”:  Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U”:  Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X”:  Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Required Lenders”:  at any date, the holders of more than 50% of the aggregate unpaid principal amount of the Loans.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Responsible Officer”:  the Chief Executive Officer, the Chief Financial Officer, the Vice President and Treasurer, the Vice President and Controller, any Assistant Controller and any Assistant Treasurer of Guarantor.

“Restricted Securities”:  any capital stock or Indebtedness of any Restricted Subsidiary.

“Restricted Subsidiary”:  (a) any Subsidiary (i) which has substantially all its property within the United States of America, (ii) which owns or is a lessee of any property that would be a Principal Property but for clause (a) of the definition of such term contained in this Section 1.1, and (iii) in which the investment of Guarantor and all other Subsidiaries exceeds 0.15% of Consolidated Net Tangible Assets as of the date of such determination; provided, however, that the term “Restricted Subsidiary” shall not include (A) any Subsidiary (x) primarily engaged in the business of purchasing, holding, collecting, servicing or otherwise dealing in and with installment sales contracts, leases, trust receipts, mortgages, commercial paper or other financing instruments, and any collateral or agreements relating thereto, including in the business, individually or through partnerships, of financing (whether through long  or short term borrowings, pledges, discounts or otherwise) the sales, leasing or other operations of Guarantor and the Subsidiaries or any of them, or (y) engaged in the business of financing the assets and operations of third parties, and (z) in any case, not, except as incidental to such financing business, engaged in owning, leasing or operating any property which but for this proviso would qualify as Principal Property or (B) any Subsidiary acquired or organized after July 15, 1985, for the purpose of acquiring the stock or business or assets of any Person other than Guarantor or any Restricted Subsidiary, whether by merger, consolidation, acquisition of stock or assets or similar transaction analogous in purpose or effect, so long as such Subsidiary shall not have, since such date, and does not hereafter acquire by merger, consolidation, acquisition of stock or assets or similar transaction analogous in purpose or effect all or any substantial part of the business or assets of Guarantor or any Restricted Subsidiary; and (b) any other Subsidiary which is hereafter designated by the Board of Directors of Guarantor, or a duly authorized committee thereof, as a Restricted Subsidiary.

“Sale and Leaseback Transaction”:  any arrangement with any Person providing for the leasing by Guarantor or any Restricted Subsidiary of any Principal Property (whether such Principal Property is now owned or hereafter acquired) that has been or is to be sold or transferred by Guarantor or such Restricted Subsidiary to such Person, other than (a) temporary leases for a term, including renewals at the option of the lessee, of not more than three years; (b) leases between Guarantor and a Restricted Subsidiary or between Restricted Subsidiaries; and (c) leases of Principal Property executed by the time of, or within 180 days after the latest of, the acquisition, the completion of construction or improvement (including any improvements on property which will result in such property becoming Principal Property), or the commencement of commercial operation of such Principal Property.

“SEC”:  the Securities and Exchange Commission and any successor agency.

“Secured Debt”:  (a) Debt of Guarantor or a Restricted Subsidiary which is secured by any Lien (other than a Permitted Lien) upon any Principal Property or Restricted Securities and (b) Indebtedness of Guarantor or a Restricted Subsidiary in respect of any conditional sale or other title retention agreement covering Principal Property or Restricted Securities; but “Secured Debt” shall not include any of the following:

(i)            Debt of Guarantor and the Restricted Subsidiaries outstanding on July 15, 1985, secured by then existing Liens upon, or incurred in connection with conditional sales agreements or other title retention agreements with respect to, Principal Property or Restricted Securities;

(ii)           Debt of Guarantor or a Restricted Subsidiary secured by (A) purchase money Liens upon Principal Property or Restricted Securities acquired after July 15, 1985, or (B) Liens placed on Principal Property after July 15, 1985, during construction or improvement thereof (including any improvements on property which resulted or will result in such property becoming Principal Property) or placed thereon within 180 days after the later of acquisition, completion of construction or improvement or the commencement of commercial operation of such Principal Property or improvement, or placed on Restricted Securities acquired after July 15, 1985, or (C) conditional sale agreements or other title retention agreements with respect to any Principal Property or Restricted Securities acquired after July 15, 1985, if (in each case referred to in this subparagraph (ii)) (x) such Lien or agreement secures all or any part of the Debt incurred for the purpose of financing all or any part of the purchase price or cost of construction of such Principal Property or improvement or Restricted Securities and (y) such Lien or agreement does not extend to any Principal Property or Restricted Securities other than the Principal Property or Restricted Securities so acquired or the Principal Property, or portion thereof, on which the property so constructed, or such improvement, is located; provided, however, that the amount by which the aggregate principal amount of Debt secured by any such Lien or agreement exceeds the cost to Guarantor or such Restricted Subsidiary of the related acquisition, construction or improvement shall be considered to be “Secured Debt”;

(iii)          Debt of Guarantor or a Restricted Subsidiary secured by Liens on Principal Property or Restricted Securities, which Liens exist at the time of acquisition (by any manner whatsoever) of such Principal Property or Restricted Securities by Guarantor or a Restricted Subsidiary;

(iv)          Debt of Restricted Subsidiaries owing to Guarantor or any other Restricted Subsidiary or Debt of Guarantor owing to any Restricted Subsidiary;

(v)           in the case of any corporation which becomes (by any manner whatsoever), as the case may be, a Restricted Subsidiary after the Closing Date, Debt secured by Liens upon, or conditional sale agreements or other title retention agreements with respect to, its property which constitutes Principal Property or Restricted Securities, which Liens shall have existed or exist, as the case may be, at the time such corporation shall have become or becomes, as the case may be, a Restricted Subsidiary;

(vi)          guarantees by Guarantor of Secured Debt and Attributable Debt of any Restricted Subsidiaries and guarantees by a Restricted Subsidiary of Secured Debt and Attributable Debt of Guarantor and any other Restricted Subsidiaries;

(vii)         Debt arising from any Sale and Leaseback Transaction;

(viii)        Debt secured by Liens on property of Guarantor or a Restricted Subsidiary in favor of the United States of America, any state, Territory or possession thereof, or the District of Columbia, or any department, agency or instrumentality or political subdivision of the United States of America or any state, Territory or possession thereof, or the District of Columbia, or in favor of any other country or any political subdivision thereof, if such Debt was incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens; provided, however, that the amount by which the aggregate principal amount of Debt secured by any such Lien exceeds the cost to Guarantor or such Restricted Subsidiary of the related acquisition or construction shall be considered to be “Secured Debt”; and

(ix)           the replacement, extension or renewal (or successive replacements, extensions or renewals) of any Debt (in whole or in part) excluded from the definition of “Secured Debt” by subparagraphs (i) through (viii) above; provided, however, that no Lien securing, or conditional sale or title retention agreement with respect to, such Debt shall extend to or cover any Principal Property or any Restricted Securities, other than such property which secured the Debt so replaced, extended or renewed (plus improvements on or to any such Principal Property); provided, further, however, that to the extent that such replacement, extension or renewal increased or increases the principal amount of Debt secured by such Lien or was or is in a principal amount in excess of the principal amount of Debt excluded from the definition of “Secured Debt” by subparagraphs (i) through (viii) above, the amount of such increase or excess shall be considered to be “Secured Debt”.

In no event shall the foregoing provisions be interpreted to mean or their operation to cause the same Debt to be included more than once in the calculation of “Secured Debt” as that term is used herein.

“Significant Subsidiary”: any Subsidiary that would be a “significant subsidiary” within the meaning of Rule 1-02 of the SEC’s Regulation S-X.

“Subsidiary”:  as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (other than any stock of any class or classes of such corporation that shall have or might have such voting power only after the occurrence of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person or (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Guarantor.

“Transferee”:  as defined in the Credit Agreement.

“Voting Stock”:  with respect to any Person, outstanding capital stock of such Person ordinarily (and apart from rights exercisable upon the occurrence of any contingency) having the power to vote in the election of directors of such Person.

1.2.          Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Guaranty shall have the defined meanings provided herein when used in any instrument, certificate or other document made or delivered pursuant hereto.

(b)           As used herein and in any instrument, certificate or other document made or delivered pursuant hereto, accounting terms relating to Guarantor and the Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, provided that, if Guarantor notifies the Administrative Agent that Guarantor requests an amendment of any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof (or if the Administrative Agent notifies Guarantor that the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be applied on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and Section, Schedule and Exhibit references are to this Guaranty unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.  GUARANTY

2.1.          Guaranty.  In order to induce the Administrative Agent and the Lenders to execute and deliver the Credit Agreement and to make or maintain the Loans, and in consideration thereof, Guarantor hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Lenders, the prompt and complete payment and performance by the Borrower when due (whether at stated maturity, by acceleration or otherwise) of the Borrower Obligations, and Guarantor further agrees to pay any and all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel) which may be paid or incurred by the Administrative Agent or by the Lenders in enforcing, or obtaining advice of counsel in respect of, any of their rights under this Guaranty.  This Guaranty, subject to Section 2.5, shall remain in full force and effect until the Borrower Obligations and all other obligations of Guarantor set forth herein are paid in full.

Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability under this Guaranty, it will notify the Administrative Agent and such Lender in writing that such payment is made under this Guaranty for such purpose.  No payment or payments made by the Borrower or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor under this Guaranty which, notwithstanding any such payment or payments, shall remain liable for the unpaid and outstanding Borrower Obligations until, subject to Section 2.5, the Borrower Obligations are paid in full.

If any deduction or withholding of any Non-Excluded Taxes is required to be made from any payment to be made by the Guarantor to the Administrative Agent or any Lender, the Guarantor shall (a) increase the amount paid so that the net amount actually received equals the amount due and payable, except that the amount shall not be increased to the extent that taxes were (or would have been) imposed by way of deduction or withholding on amounts (had such amounts been paid by Borrower rather than Guarantor) payable to the Administrative Agent or a Lender (or Transferee) on the date such Administrative Agent or Lender (or Transferee) became the Administrative Agent or a Lender (or Transferee) under the Credit Agreement, (b) pay to the relevant taxation authorities within the period for payment permitted by applicable law, the full amount of the deduction or withholding of taxes, (c) notify the Administrative Agent and the applicable Lender as soon as practicable of the amount so deducted or withheld and (d) send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Guarantor showing payment thereof.  If the Guarantor fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Guarantor shall indemnify the Administrative Agent and Lenders for any incremental taxes, interest or penalties that become payable by the Administrative Agent or the Lender as a result of any such failure.

2.2.          No Subrogation.  Notwithstanding any payment made by Guarantor pursuant to this Guaranty or any set-off or application of funds of Guarantor by the Administrative Agent or any Lender in connection with this Guaranty, Guarantor shall not exercise any rights to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Borrower Obligations, nor shall Guarantor seek any contribution or reimbursement from the Borrower in respect of payments made by Guarantor under this Guaranty, until all amounts owing to the Administrative Agent and the Lenders on account of the Borrower Obligations are paid in full.  If any amount shall be paid to Guarantor on account of such subrogation rights at any time when any of the Borrower Obligations shall not have been paid in full, such amount shall be held by Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to the Administrative Agent in the exact form received by Guarantor (duly indorsed by Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.  The provisions of this Section 2.2 shall survive the term of this Guaranty and the payment in full of the Borrower Obligations.

2.3.          Amendments, etc. with respect to the Borrower Obligations.  Guarantor shall remain obligated under this Guaranty notwithstanding that, without any reservation of rights against Guarantor, and without notice to or further assent by Guarantor, any demand for payment of or reduction in the principal amount of any of the Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Lenders (or the Required Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released.  Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Borrower Obligations or for this Guaranty or any property subject thereto.

2.4.          Guaranty Absolute and Unconditional.  Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guaranty or acceptance of this Guaranty; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty; and all dealings between Guarantor or the Borrower, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty.  To the full extent permitted by law, Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Guarantor or any Borrower with respect to the Borrower Obligations.  To the full extent permitted by law, this Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Guaranty or the Credit Agreement, any Borrower Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) the legality under applicable Requirements of Law of repayment by the Borrower of any Borrower Obligations or the adoption of any Requirement of Law purporting to render any Borrower Obligations null and void, (c) any defense, setoff or counterclaim (other than a defense of payment or performance by the Borrower) which may at any time be available to or be asserted by Guarantor against the Administrative Agent or any Lender, (d) any change in ownership of the Borrower, any merger or consolidation of the Borrower into another Person or any loss of the Borrower’s separate legal identity or existence, or (e) any other circumstance whatsoever (with or without notice to or knowledge of Guarantor or the Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for any Borrower Obligations, or of Guarantor under this Guaranty, in bankruptcy or in any other instance.  When the Administrative Agent or any Lender is pursuing its rights and remedies under this Guaranty against Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability under this Guaranty, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the Lenders against Guarantor.

2.5.          Reinstatement.  This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.6.          Payments.  Guarantor hereby agrees that any payments in respect of the Borrower Obligations (and all other obligations of Guarantor set forth herein) pursuant to this Guaranty will be paid to the Administrative Agent without setoff or counterclaim in Dollars at the office of the Administrative Agent specified in Section 7.2.

2.7.          Judgments Relating to Guaranty.  (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due under this Guaranty in one currency into another currency, Guarantor agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the relevant Lender (or agent acting on its behalf) could purchase the first currency with such other currency for the first currency on the Banking Day immediately preceding the day on which final judgment is given.

(b)           The obligations of Guarantor in respect of any sum due under the guarantee contained in this Guaranty shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with this Guaranty (the “Agreement Currency”), be discharged only to the extent that, on the Banking Day following receipt by any Lender (or agent acting on its behalf) (the “Applicable Creditor”) of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, provided, that if the amount of the Agreement

Currency so purchased exceeds the sum originally due to the Applicable Creditor, the Applicable Creditor agrees to remit such excess to Guarantor.  The obligations of Guarantor contained in this Section 2.7 shall survive the termination of this Guaranty and the payment of all amounts owing hereunder.

2.8.          Independent Obligations.  The obligations of Guarantor under this Guaranty are independent of the obligations of the Borrower under the Credit Agreement, and a separate action or actions may be brought and prosecuted against Guarantor whether or not the Borrower be joined in any such action or actions.  Guarantor waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to Guarantor.

SECTION 3.  REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to make the Loans, Guarantor hereby represents and warrants to the Administrative Agent and each Lender that:

3.1.          Organization; Powers.  Each of Guarantor and each Significant Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent such jurisdiction has a concept of “good standing” thereunder), (b) has all requisite power and authority to own its property and assets and to carry on its business in all material respects as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not, individually or in the aggregate, result in a Material Adverse Effect, and (d) in the case of Guarantor, has the power and authority to execute, deliver and perform its obligations under this Guaranty and each other agreement or instrument contemplated hereby to which it is or will be a party and to provide its guarantee.

3.2.          Authorization.  The execution, delivery and performance by Guarantor of this Guaranty (a) have been duly authorized by all requisite corporate or other organizational action and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, material rule or material regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Guarantor or any Significant Subsidiary, (B) any material order of any Governmental Authority or (C) any provision of any material indenture, material agreement or other material instrument to which Guarantor or any Significant Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (iii) except as contemplated hereby, result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Guarantor or any Significant Subsidiary.

3.3.          Enforceability.  This Guaranty has been duly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, except as enforceability may be limited by (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or similar laws relating to or affecting creditors’ rights generally and (b) general principles of equity.

3.4.          Governmental Approvals.  No action, consent or approval of, registration or filing with, or any other action by, any Governmental Authority is or will be required in connection with this Guaranty, except (a) such as have been made or obtained and are in full force and effect or as to which the failure to be made or obtained or to be in full force and effect would not result, individually or in the aggregate, in a Material Adverse Effect and (b) such periodic and current reports, if any, as (i) are required to disclose this Guaranty and (ii) will be filed with the SEC on a timely basis.

3.5.          Financial Statements.  Guarantor has heretofore furnished to the Lenders its consolidated statement of financial position and related consolidated statements of earnings, cash flows and stockholders’ equity as of and for the fiscal year ended December 31, 2006, audited by and accompanied by the opinion of PricewaterhouseCoopers, independent accountants.  Such financial statements present fairly, in all material respects, the financial position, results of operations, cash flows and changes in stockholders’ equity of Guarantor and the Subsidiaries in accordance with GAAP.

3.6.          No Material Adverse Change.  Except as publicly disclosed in filings by Guarantor with the SEC prior to the Closing Date, between December 31, 2006 and the Closing Date, there has been no development or event which has had a Material Adverse Effect.

3.7.          No Material Litigation, etc.  (a)  Except as set forth in the Form 10-K of Guarantor for its fiscal year ended December 31, 2006 and the Form 10-Q of Guarantor for its fiscal quarter ended March 31, 2007, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Guarantor, threatened by or against Guarantor or any of the Subsidiaries or against any of its or their respective properties, assets or revenues as of the Closing Date (i) with respect to this Guaranty or the Credit Agreement, or (ii) which involves a probable risk of an adverse decision which would materially restrict the ability of Guarantor to comply with its obligations under this Guaranty.

(b)           None of Guarantor or the Significant Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any order, judgment, writ, injunction or decree of any Governmental Authority, where such violation or default has resulted or could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

3.8.          Federal Reserve Regulations.  (a)  Guarantor is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)           No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulation T, U or X.

(c)           After giving effect to the application of the proceeds of the Loans, not more than 25% of the value of the assets of Guarantor and the Subsidiaries (as determined in good faith by Guarantor) subject to the provisions of Section 5.1 will consist of or be represented by Margin Stock.

3.9.          Investment Company Act, etc.  Guarantor is not (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act.

3.10.        Tax Returns.  Each of Guarantor and the Significant Subsidiaries has filed or caused to be filed all Federal, state, local and foreign tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it except taxes, assessments, fees, liabilities, penalties or charges that are being contested in good faith by appropriate proceedings and for which Guarantor or the respective Significant Subsidiary shall have set aside on its books reserves in accordance with GAAP.

3.11.        No Material Misstatements.  The written information, reports, financial statements, exhibits and schedules furnished by or on behalf of Guarantor to the Administrative Agent or any Lender in connection with this Guaranty or included herein or delivered pursuant hereto, taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.12.        ERISA.  Guarantor is in compliance with all material provisions of ERISA, except to the extent that all failures to be in compliance could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 4.  AFFIRMATIVE COVENANTS

Guarantor agrees that, so long as any Loan remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent under the Credit Agreement, it shall and, in the case of Section 4.1 only, shall cause each of its Significant Subsidiaries to:

4.1.          Existence; Business and Properties.

(a)           Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as would not cause or result in a Default or Event of Default under this Guaranty; and

(b)           do or cause to be done all things reasonably necessary to preserve and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; except in each case where the failure to do so would not result in a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section 4.1(b) shall prevent Guarantor or any Subsidiary from (x) discontinuing any of its businesses no longer deemed advantageous to it or discontinuing the operation and maintenance of any of its properties no longer deemed useful in the conduct of its business or (y) selling or disposing of any assets, Subsidiaries or capital stock thereof, in a transaction not prohibited by Section 5.2.

4.2.          Financial Statements, Reports, etc.  Furnish to the Administrative Agent for distribution to the Lenders:

(a)           as soon as available and in any event within 90 days after the end of each fiscal year, copies of the report filed by Guarantor with the SEC on Form 10-K in respect of such fiscal year, each accompanied by Guarantor’s annual report in respect of such fiscal year or, if Guarantor is not required to file such a report in respect of such fiscal year, the consolidated statements of financial position and related consolidated statements of earnings, cash flows and stockholders’ equity of Guarantor and the Subsidiaries, as of the close of such fiscal year, all audited by PricewaterhouseCoopers or other independent accountants of recognized national standing and accompanied by an opinion of such accountants to the effect that such consolidated financial statements fairly present the financial position, results of operations, cash flows and changes in stockholders’ equity of Guarantor and the Subsidiaries, in accordance with GAAP;

(b)           as soon as available and in any event within 50 days after the end of each of the first three quarterly periods of each fiscal year, copies of the unaudited quarterly reports filed by Guarantor with the SEC on Form 10-Q in respect of such quarterly period, or if Guarantor is not required to file such a report in respect of such quarterly period, the unaudited consolidated statements of financial position and related unaudited consolidated statements of earnings, cash flows and stockholders’ equity of Guarantor and the Subsidiaries, as of the close of such fiscal quarter, certified by a Responsible Officer as fairly presenting the financial position, results of operations, cash flows and changes in stockholders’ equity of Guarantor and the Subsidiaries, in accordance with GAAP, subject to normal year-end audit adjustments which are not expected to be material in amount;

(c)           concurrently with any delivery of financial statements by Guarantor described in paragraph (a) or (b) above (whether contained in a report filed with the SEC or otherwise), a certificate of a Responsible Officer substantially in the form of Schedule 4.2(c);

(d)           promptly after the same become publicly available, copies of (i) all financial statements, notices, reports and proxy materials distributed to stockholders of Guarantor and (ii) all reports on Form 10-K, 10-Q and 8-K (or their equivalents) filed by Guarantor with the SEC (or with any Governmental Authority succeeding to any or all of the functions of the SEC) pursuant to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; provided, that documents required to be furnished under this paragraph (d) shall be deemed furnished when made available via the EDGAR (or any successor) system of the SEC; and

(e)           promptly, from time to time, such other publicly available documents and information regarding the operations, business affairs and financial condition of Guarantor or any Significant Subsidiary, or compliance with the terms of this Guaranty, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

With respect to the documents referred to in paragraphs (a) through (e) above, Guarantor shall furnish such number of copies as the Administrative Agent or the Lenders shall reasonably require for distribution to their personnel in connection with this Guaranty.

4.3.          Notices.  Promptly after any Responsible Officer or the Director of Treasury Operations of Guarantor obtains knowledge thereof, give notice to the Administrative Agent and each Lender of the occurrence of any Default or Event of Default, accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Guarantor proposes to take with respect thereto.

4.4.          Ownership of the Borrower.  Maintain the Borrower as a Subsidiary of Guarantor at all times during the term of this Guaranty.

SECTION 5.  NEGATIVE COVENANTS

Guarantor agrees that, so long as any Loan remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder:

5.1.          Limitation on Secured Debt and Sale and Leaseback Transactions.  (a)  Guarantor will not create, assume, incur or guarantee, and will not permit any Restricted Subsidiary to create, assume, incur or guarantee, any Secured Debt without making provision whereby all Borrower Obligations shall be secured equally and ratably with (or prior to) such Secured Debt (together with, if Guarantor shall so determine, any other Debt of Guarantor or such Restricted Subsidiary then existing or thereafter created which is not by its terms subordinate to the Borrower Obligations) so long as such

Secured Debt shall be outstanding unless such Secured Debt, when added to (a) the aggregate amount of all Secured Debt then outstanding (not including in this computation Secured Debt if the Borrower Obligations are secured equally and ratably with (or prior to) such Secured Debt and further not including in this computation any Secured Debt which is concurrently being retired) and (b) the aggregate amount of all Attributable Debt then outstanding pursuant to Sale and Leaseback Transactions entered into by Guarantor after July 15, 1985, or entered into by a Restricted Subsidiary after July 15, 1985, or, if later, the date on which it became a Restricted Subsidiary (not including in this computation any Attributable Debt which is concurrently being retired), would not exceed 10% of Consolidated Net Tangible Assets.

(b)           Guarantor will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless (a) the sum of (i) the Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction, (ii) all Attributable Debt then outstanding pursuant to all other Sale and Leaseback Transactions entered into by Guarantor after July 15, 1985, or entered into by a Restricted Subsidiary after July 15, 1985, or, if later, the date on which it became a Restricted Subsidiary, and (iii) the aggregate of all Secured Debt then outstanding (not including in this computation Secured Debt if the Borrower Obligations are secured equally and ratably with (or prior to) such Secured Debt) would not exceed 10% of Consolidated Net Tangible Assets or (b) an amount equal to the greater of (i) the net proceeds to Guarantor or the Restricted Subsidiary of the sale of the Principal Property sold and leased back pursuant to such Sale and Leaseback Transaction and (ii) the amount of Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction, is applied to the retirement of Funded Debt of Guarantor or any Restricted Subsidiaries (other than Funded Debt which is subordinated to the Loans or which is owing to Guarantor or any Restricted Subsidiaries) within 180 days after the consummation of such Sale and Leaseback Transaction.

5.2.          Mergers, Consolidations and Sales of Assets.  (a)  Guarantor will not consolidate with or merge with or into any other Person, except that, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Guarantor may merge with any other U.S. corporation, provided that (i) Guarantor is the surviving corporation and (ii) on the date of consummation of any such merger, Guarantor shall deliver to the Administrative Agent a certificate of a Responsible Officer demonstrating that, on a pro forma basis determined as if such merger had been consummated on the date occurring twelve months prior to the last day of the most recently ended fiscal quarter, Guarantor would have been in compliance with Section 5.4 as of the last day of such fiscal quarter.

(b)           Guarantor will not sell, convey or otherwise transfer all or substantially all of its properties or assets to any Person, provided that this paragraph (b) shall not apply to shares of Guarantor’s common stock and shall not prohibit Guarantor from entering into a merger transaction expressly permitted by Section 5.2(a).

5.3.          Margin Regulations.  (a)  Guarantor will not permit any part of the proceeds of any Loan to be used in any manner that would result in a violation of, or be inconsistent with, the provisions of Regulation T, U or X.  Guarantor will not take, or permit the Subsidiaries to take, any action at any time that would (A) result in a violation of the substitution and withdrawal requirements of Regulation T or U, in the event the same should become applicable to any Loans or the Credit Agreement or (B) cause the representations and warranties contained in Section 3.8 at any time to be other than true and correct.

(b)           Whenever required to ensure compliance with Regulations T, U and X, Guarantor will, upon the request of the Administrative Agent, furnish to the Administrative Agent and each Lender a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U, and any other notice or form required under Regulation U, the statements made and information contained in which shall be sufficient, in the good faith opinion of each Lender, to permit the extensions of Loans hereunder in compliance with Regulation U.

5.4.          Consolidated Net Interest Expense Ratio.  Guarantor will not permit the Consolidated Net Interest Expense Ratio, for any period of four consecutive fiscal quarters taken as a single accounting period (commencing with the period of four consecutive fiscal quarters ending June 30, 2007), to be less than 2.20 to 1.0.

SECTION 6.  EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)           Any representation or warranty made or deemed made by Guarantor herein or which is contained in any certificate, document or financial or other statement furnished by it at any time pursuant to this Guaranty shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(b)           Guarantor shall default in the observance or performance of the agreement contained in Section 5.4; or

(c)           Guarantor shall default in the observance or performance of any other agreement contained in this Guaranty (other than as provided in paragraphs (a) and (b) of this Section 6), and such default shall continue unremedied for a period of 30 days after written notice thereof shall have been given to Guarantor by the Administrative Agent or the Required Lenders; or

(d)           Guarantor or any Significant Subsidiary shall default in the payment of any principal or interest, regardless of amount, due in respect of any Indebtedness in an aggregate principal amount of $400,000,000 or more, when and as the same shall become due and payable (after the expiration of any applicable grace period); or

(e)           An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Guarantor or any Significant Subsidiary, or of a substantial part of the property or assets of Guarantor or any Significant Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Guarantor or any Significant Subsidiary or for a substantial part of the property or assets of Guarantor or any Significant Subsidiary or (iii) the winding-up or liquidation of Guarantor or any Significant Subsidiary; and such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(f)            Guarantor or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (f) of this Section 6, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Guarantor or any Significant Subsidiary or for a substantial part of the property or assets of Guarantor or any Significant Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v)

make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(g)           One or more judgments for the payment of money which are due and payable in an aggregate amount of $400,000,000 (exclusive of any amount thereof covered by insurance so long as such coverage is not being disputed) or more shall be rendered by a court of competent jurisdiction against Guarantor or any Significant Subsidiary or any combination of Guarantor and Significant Subsidiaries and the same shall remain undischarged for a period of 60 days during which execution shall not be effectively stayed (for this purpose, a judgment shall effectively be stayed during a period when it is not yet due and payable), or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Guarantor or any Significant Subsidiary to enforce any such judgment and Guarantor or any Significant Subsidiary fails to pay such judgment due and payable by Guarantor or any Significant Subsidiary within 60 days after the date mandated by the court for the payment of such judgment; or

(h)           This Guaranty shall cease, for any reason, to be in full force and effect or Guarantor shall so assert;

then, and in any such event, there shall exist a “Guarantor Event of Default” under, and as defined in, the Credit Agreement, and the Administrative Agent and the Lenders shall have all rights afforded them with respect thereto under the Credit Agreement and this Guaranty.

SECTION 7.  MISCELLANEOUS

7.1.          Amendments and Waivers.  Neither this Guaranty nor any terms hereof may be amended, supplemented or modified except in accordance with the provisions of this Section 7.1.  The Required Lenders may, or, upon receipt of written consent of the Required Lenders to all terms thereof, the Administrative Agent may, from time to time, (a) enter into with Guarantor written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Guaranty or changing in any manner the rights of the Lenders or of Guarantor hereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Guaranty or any Default or Event of Default; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) release Guarantor from this Guaranty or reduce the amounts payable hereunder, in each case without the written consent of each Lender (or, in the case of any reduction of payments payable pursuant to the third paragraph of Section 2.1, without the written consent of each Lender materially and adversely affected thereby) or (ii) amend, modify or waive any provision of this Section 7.1 or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by Guarantor of any of its rights and obligations under this Guaranty, in each case without the written consent of all the Lenders.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon Guarantor, the Lenders, the Administrative Agent and all future holders of the obligations owing hereunder.  In the case of any waiver, Guarantor, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

7.2.          Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Guarantor and the Administrative Agent and as notified by each Lender to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the obligations owing hereunder:

Guarantor:	INTERNATIONAL BUSINESS MACHINES CORPORATION
One New Orchard Road
Armonk, New York 10504
Attention: Vice President and Treasurer
Telecopy: 914-499-2883
With a copy to CHQ Legal Department
Telecopy: 914-499-6445

The Administrative Agent:	Morgan Stanley Senior Funding, Inc.
One Pierrepont Plaza, 7th Floor
300 Cadman Plaza West
Brooklyn, NY 11201
	Attention:	Meredith Kaye
	Telecopy:	212-507-6680
	Telephone:	718-754-2167
	E-mail:	msagency@morganstanley.com

7.3.          No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

7.4.          Survival of Representations and Warranties.  All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Guaranty and the making of the Loans under the Credit Agreement.

7.5.          Payment of Expenses.  Guarantor agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out of pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Guaranty, and the consummation and administration of the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of a single New York counsel (and a single Dutch counsel) to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Guaranty, including, without limitation, the reasonable fees and disbursements of separate counsel to the Administrative Agent and to each Lender, and (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Guaranty, and (d) to pay, indemnify, and hold each Lender, the Administrative Agent and their respective directors, officers, employees and agents (each, an “indemnified person”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, related reasonable out of pocket costs, expenses or disbursements, including reasonable fees and disbursements of counsel, incurred by or asserted against such indemnified person which arise out of or in connection with any claim, litigation or proceeding relating to this Guaranty or any such other documents, any Loan or any actual or proposed use of proceeds of any Loan (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided, that Guarantor shall not have any obligation hereunder to any indemnified person with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such indemnified person, and, provided further, that nothing contained in this Section 7.5 (other than Section 7.5(c)) shall require Guarantor to pay any taxes of any indemnified person or any indemnity with respect thereto.  The agreements in this Section 7.5 shall survive repayment of the Loans and the payment of all other amounts payable hereunder.

7.6.          Counterparts.  This Guaranty may be executed by one or more of the parties to this Guaranty on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Guaranty signed by all the parties shall be lodged with Guarantor and the Administrative Agent.

7.7.          Severability.  Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.8.          Integration.  This Guaranty represents the agreement of Guarantor and the Administrative Agent with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or Guarantor relative to subject matter hereof not expressly set forth or referred to herein.

7.9.          GOVERNING LAW.  THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

7.10.        Submission To Jurisdiction; Waivers.  Guarantor hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Guaranty, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Guarantor at its address referred to in Section 7.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

7.11.        Acknowledgements.  Guarantor hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Guaranty;

(b)           the Administrative Agent does not have any fiduciary relationship with or duty to Guarantor arising out of or in connection with this Guaranty, and the relationship between Administrative Agent and Guarantor, in connection herewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or otherwise exists by virtue of the transactions contemplated hereby between the Administrative Agent and Guarantor.

7.12.        WAIVERS OF JURY TRIAL.  EACH OF GUARANTOR AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN.

7.13.        Confidentiality.  The Administrative Agent agrees to keep confidential any written or oral information (a) provided to it by or on behalf of Guarantor or any of the Subsidiaries pursuant to or in connection with this Guaranty or (b) obtained by the Administrative Agent based on a review of the books and records of Guarantor or any of the Subsidiaries; provided that nothing herein shall prevent the Administrative Agent from disclosing any such information (i) to any Lender or Transferee or prospective Transferee or any swap counterparty so long as delivery of such information is made subject to the requirement that such information be kept confidential in the manner contemplated by this Section 7.13 (including pursuant to a comparable provision of the Credit Agreement for the benefit of the Guarantor), (ii) to its employees or affiliates involved in the administration of this Guaranty, directors, agents, attorneys, accountants and other professional advisors (each of which shall be instructed to hold the same in confidence), (iii) upon the request or demand of any Governmental Authority having jurisdiction over the Administrative Agent, (iv) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (v) which has been publicly disclosed other than in breach of this Guaranty or (vi) in connection with the exercise of any remedy hereunder.  It is understood and agreed that Guarantor, its Subsidiaries and their respective affiliates may rely upon this Section 7.13 for any purpose, including without limitation to comply with Regulation FD promulgated by the SEC.

7.14.        Binding Effect; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Guarantor, the Lenders, the Administrative Agent and their respective successors and permitted assigns, except that Guarantor may not assign or transfer any of its rights or obligations under this Guaranty without the prior written consent of each Lender.

7.15.        USA PATRIOT Act.  The Administrative Agent hereby notifies Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October

26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Guarantor, which information includes the name and address of Guarantor and other information that will allow the Administrative Agent to identify Guarantor in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Guaranty to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

*  *  *

INTERNATIONAL BUSINESS MACHINES CORPORATION, as the Guarantor

By:	/s/ Martin Schroeter
Name: Martin Schroeter
Title: Assistant Treasurer

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:	/s/	Anish M. Shah
Name: Anish M. Shah
Title: Vice President